December 1, 2023

Gustavo Garavaglia
Dear Gustavo:
I am delighted to confirm an offer from AES Services, Inc. (“AES”), a wholly owned subsidiary of The AES Corporation, for you to join the Finance Senior Leadership team conditioned upon receipt from you of documentation demonstrating that you are currently eligible to work in the United States. In this position you will participate in, or be eligible for, the compensation and benefits outlined below.

COMPENSATION AND BENEFITS

Base Salary: Your base salary on an annual basis will be USD 425,000.

Annual Incentive Plan: Your annual bonus target will be 60% of your annual base salary earnings during the year. Bonuses are awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each performance year. Your potential receipt of an annual bonus is subject to the discretion of AES and the amount of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by AES at the time that such awards are made. For the 2024 performance period, you will be eligible to receive your full annual bonus target, paid in the first quarter of 2025, based on the terms and conditions referenced above.

Long Term Incentive Award: You will be eligible to participate in The AES Corporation 2003 Long Term Compensation Plan (the “LTC Plan”). You will be eligible for an annual long-term incentive award with a target value equal to 80% of your base salary. The specific terms of all LTC Plan awards are contained in award agreements which you will be required to acknowledge and accept. The grant of LTC Plan awards from year to year is subject to the discretion of AES Management; your participation in and the targeted value of the LTC Plan award granted each year is subject, in part, to your individual performance.

Your 2025 LTC Grant will be based on 120% of your salary, resulting in a 1.5x total granted value.
This is a one-time action with respect to the 2025 Grant, and in subsequent years the amount will revert to 80% of base salary as described above.

Additionally, as soon as administratively practicable after your hire date you will receive a sign-on Grant of $1,000,000 of Restricted Stock Units (RSUs). The specific terms of all LTC Plan awards are contained in award agreements which you will be required to acknowledge and accept, but this award will vest ratably over a three-year period from the Grant date.

Benefits: You are eligible to participate in the Company’s Health and Welfare Benefits Programs and our short-term and long-term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment.

Retirement: You are eligible to participate in The AES Corporation Retirement Savings Plan which is a 401k plan (the “Retirement Plan”), after you receive your first paycheck. Participants are eligible to receive company contributions up to 9% of 401k eligible wages in two ways, company match and automatic company contributions. Company match is 100% of employee contributions up to 5% of 401k eligible wages and vested at 100% immediately. Participants are also eligible for an automatic company contribution equal to 4% of 401k eligible wages, including base salary and bonus, calculated and funded into your account each pay period. This contribution vests 20% per year with 100% vested after five years of employment with AES.

Relocation: AES will pay your reasonable relocation expenses according to the International Relocation A Guidelines. If you voluntarily terminate your employment with AES prior to completing one year of service following your start date with AES, you will be required to reimburse AES for your relocation expenses including the related taxes and deductions.

Sign-on-Bonus: You will receive a one-time bonus of $275,000 minus applicable taxes and deductions. Payment of this bonus will occur following your start date, through a mutually agreed payroll date. If you voluntarily terminate your employment with AES prior to completing two years of service, you will be required to reimburse AES for your signing bonus amounts including the related taxes and deductions.

ACCEPTANCE PROCESS

Gustavo, your experience and background will be an asset to this position, and we look forward to you accepting this role.

To confirm your acceptance of this offer, please call or email me and then sign and email a copy of all pages of this letter to Human Resources, attention of Andy Pezzino (Andrew.Pezzino@aes.com) within seven days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me or a member of the Human Resources Team.

Sincerely,

/s/Tish Mendoza
Tish Mendoza
EVP & Chief Human Resources Officer

Your employment with AES is “at will” employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at AES may change the “at will” nature of this relationship. You retain the option, as does AES, of ending your employment with AES at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. This offer is contingent upon satisfactory reference and background screening. AES is an “at will” employer; this letter does not constitute a contract for employment.

Read and Accepted:
Signature	/s/ Gustavo Garavaglia
Gustavo Garavaglia
Date	12/8/2023
Start Date	4/15/2024

(Preferred start dates are any Monday. This ensures that you can take advantage of our complete on-boarding schedule. If the Monday of the week you start is a holiday, the schedule shifts to Tuesday. The on-boarding schedule is included in this packet.)